Exhibit 5.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of POET Technologies Inc. on Form F-10, of our report dated April 9, 2021, with respect to our audits of the consolidated financial statements of POET Technologies Inc. as of December 31, 2020, December 31, 2019 and December 31, 2018 and for the years ended December 31, 2020, December 31, 2019 and December 31, 2018, appearing in the Annual Report on Form 20-F of POET Technologies Inc. for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New Haven, Connecticut

July 7, 2021